Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-2/A

Exhibit 99 (n)

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated:

We consent to the use of our report dated January 20, 2021, with respect to the financial statements and financial highlights of Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
April 15, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.